Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES

SAN FRANCISCO – December 5, 2013 – Gap Inc. (NYSE: GPS) today reported that November 2013 net sales increased 8 percent compared with last year. Net sales for the four-week period ended November 30, 2013 were $1.63 billion compared with net sales of $1.52 billion for the four-week period ended November 24, 2012.

Gap Inc.’s comparable sales for November 2013 were up 2 percent versus a 3 percent increase for November 2012. Due to the 53rd week in fiscal year 2012, comparable sales for November 2013 are compared to the four-week period ended December 1, 2012.

“We are pleased with how we competed and delivered in November, providing a seamless experience for our customers whether they shopped in stores, online or on their mobile devices,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

November Comparable Sales Results
Comparable sales by global brand for November 2013 were as follows:

•	Gap Global: positive 2 percent versus positive 4 percent last year

•	Banana Republic Global: negative 1 percent versus positive 3 percent last year

•	Old Navy Global: positive 3 percent versus positive 1 percent last year

The company noted that the difference between its 2 percent comparable sales increase and the 8 percent net sales growth is primarily attributed to the calendar shift in fiscal November 2013 versus fiscal 2012. The company expects a portion of this difference to reverse in December.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on December 5, 2013 and available for replay until 1:00 p.m. Pacific Time on December 13, 2013.

December Sales
The company will report December sales on January 9, 2013.

Forward Looking Statements
This press release and related recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	the difference between comparable sales and net sales.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

Exhibit 99.1

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the risk that the company’s franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company’s requirements regarding its brand identities and customer experience standards;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results; and

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the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of December 5, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com